SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):     May 16, 2005

KIRKLAND’S, INC.

(Exact Name of Issuer as Specified in Charter)

Tennessee (State or Other Jurisdiction of Incorporation or Organization)	000-49885 (Commission File Number)	62-1287151 (I.R.S. Employer Identification Number)

805 North Parkway
Jackson, Tennessee 38305
(Address of Principal Executive Offices)

(731) 668-2444
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

     Employment Agreement with Jack Lewis

     In connection with the appointment of Jack Lewis as Chief Executive Officer and President of Kirkland’s, Inc. (the “Company”), on May 16, 2005, we entered into an Employment Agreement (the “Agreement”), effective as of May 31, 2005 with Mr. Lewis, which provides for an annual base salary of $375,000. The Agreement provides that Mr. Lewis’s target annual bonus opportunity will be $375,000, with $250,000 of such annual bonus guaranteed in his first year of employment. The Agreement provides for the following option grants to be made to Mr. Lewis: (i) the grant of an option upon commencement of his employment to purchase 200,000 shares of the Company’s common stock, and (ii) the grant of an option in 2006 to purchase 100,000 shares of the Company’s common stock. Both options will vest over four years (based on Mr. Lewis’s continued employment with the Company following the applicable grant date) and will have an exercise price equal to the fair market value of the Company’s common stock on the applicable grant date.

     The Agreement further provides that if Mr. Lewis’s employment is terminated without cause or if he resigns for “good reason” (as defined in the Agreement), he will be entitled to severance benefits consisting of the continuation of his health insurance benefit for a period of one year and an amount equal to his average annual cash compensation for the prior three years, payable over a period of one year. The foregoing severance rights are conditioned on Mr. Lewis’s execution of a release of claims against the Company and its affiliates.

     The Agreement provides that Mr. Lewis will be restricted by confidentiality, non-competition and non-solicitation covenants. The confidentiality covenants survive the termination of the Agreement or Mr. Lewis’s employment by the Company. The non-competition and non-solicitation covenants continue for the duration of Mr. Lewis’s employment by the Company and for a period of one year after the end of the term of the Agreement. The Agreement further provides that the Company may extend the foregoing restriction period for up to two additional years. If the Company exercises its right to extend the restriction period, then, for the duration of that extension, Mr. Lewis will receive severance payments (in addition to any severance payments described in the preceding paragraph) at an annual rate equal to his average annual cash compensation for the three final years of his employment, offset by any compensation that he earns for services performed for a third party during that extension period. Again, these additional payments are conditioned on Mr. Lewis’s execution of a release of claims against the Company and its affiliates.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors, Appointment of Principal Officers

     (a) Robert E. Alderson has resigned as Chief Executive Officer and President of the Company, effective May 31, 2005. Mr. Alderson will remain as Chairman of the Board of the Company. He will also serve in an executive capacity in the areas of real estate and store operations.

     (b) Effective May 31, 2005, Jack Lewis has been appointed Chief Executive Officer and President of the Company. Prior to joining the Company, Mr. Lewis served as Chairman and Chief Executive Officer of Garden Ridge Corporation. From 1998 to 2003, Mr. Lewis served as Chief Executive Officer of BGH Corporation, a global search firm that he founded. From 1990 to 1998, Mr. Lewis served as President and Chief Operating Officer of Garden Ridge, a position that included serving as the chief merchant of the organization. Prior to that time, he was employed by Sears, Roebuck & Company in various sales, advertising, marketing and buying capacities.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release of the Company, dated May 16, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kirkland’s, Inc.
	By:	/s/ Reynolds C. Faulkner
		Name:	Reynolds C. Faulkner
Date: May 20, 2005		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of the Company, dated May 16, 2005.